                                                               EXHIBIT 99(a)(1)


                               OFFER TO PURCHASE SHARES
                                          OF
                               ILM SENIOR LIVING, INC.

              THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC TIME,
                   ON July 15, 1998, UNLESS THE OFFER IS EXTENDED.

     Redwood Investors, LLC, a Delaware limited liability company ("Redwood" or the "Purchaser"), hereby offers to purchase 700,000 shares of common stock $.01 par value ("Shares") of the issued and outstanding Shares of ILM Senior Living, Inc., a Virginia Corporation (the "Company").

     Redwood will pay a purchase price of $7.00 per Share, net to the seller in cash, without interest, less the amount of any dividends or other distributions declared or paid from any source by the Company with respect to the Shares after May 1, 1998 (without regard to the record date), whether such dividends or other distributions are classified as a return on, or a return of, capital ("Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to
time (which together constitute the "Offer").    Included in the definition
of "Shares" are any and all rights associated with Seller's Shares, including, without limitation, any rights of such Seller in any proceeds from the settlement after May 1, 1998, of any class action lawsuit by the Shareholders of the Company, which lawsuit relates to the Company, including, without limitation, that certain lawsuit disclosed by the Company in its Form 14A filed with the Securities and Exchange Commission on May 22, 1998. SEE
SECTION 10 - CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE COMPANY AND RELATED MATTERS.

     The Shares sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 9.3 percent of Shares outstanding as of the date of the Offer.

                     REDWOOD IS NOT AN AFFILIATE OF THE COMPANY

  THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM
                              NUMBER OF SHARES.

   IF MORE THAN 700,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE UP TO 700,000 SHARES, ON A PRO RATA BASIS,
    SUBJECT TO THE TERMS AND CONDITIONS HEREIN, SEE "TENDER OFFER - SECTION 13,
                         CERTAIN CONDITIONS OF THE OFFER."

       A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

                                      IMPORTANT

     Any Shareholder desiring to tender ("Seller") any or all of such Shares should complete and sign the Agreement of Sale in accordance with the instructions in the Agreement of Sale and mail or deliver the Agreement of Sale and any other required documents to Arlen Capital, LLC at the address set forth on the back cover of this Offer to Purchase, or request his or her broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction for him or her.

       ---------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF SALE. NO SUCH
RECOMMENDATION, INFORMATION, OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     QUESTIONS OR REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE AGREEMENT OF SALE MAY BE DIRECTED TO:

                                 ARLEN CAPITAL, LLC
              1650 HOTEL CIRCLE NORTH, SUITE 200, SAN DIEGO, CA 92108
                                   (800) 891-4105

                                  TABLE OF CONTENTS


     INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


     TENDER OFFER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3


     Section 1.   Terms of the Offer . . . . . . . . . . . . . . . . . . . . 3

     Section 2.   Acceptance for Payment and Payment for Shares. . . . . . . 3

     Section 3.   Procedures for Tendering Shares. . . . . . . . . . . . . . 3

     Section 4.   Withdrawal Rights. . . . . . . . . . . . . . . . . . . . . 4

     Section 5.   Extension of Tender Period; Termination; Amendment . . . . 4

     Section 6.   Certain Tax Consequences . . . . . . . . . . . . . . . . . 5

     Section 7.   Purpose and Effects of the Offer.. . . . . . . . . . . . . 5

     Section 8.   Future Plans . . . . . . . . . . . . . . . . . . . . . . . 5

     Section 9.   Past Contacts and Negotiations With Company. . . . . . . . 5

     Section 10.  Certain Information Concerning the Company . . . . . . . . 6

     Section 11.  Certain Information Concerning the Purchaser . . . . . . . 7

     Section 12.  Source and Amount of Funds . . . . . . . . . . . . . . . . 8

     Section 13.  Certain Conditions of the Offer. . . . . . . . . . . . . . 8

     Section 14.  Certain Legal Matters and Required Regulatory Approvals. . 8

     Section 15.  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . 9

     Section 16.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . 9


     SCHEDULE 1

          Information with respect to the Managers of Arlen Capital, LLC , the Manager of Purchaser (Redwood) . . . . . . . . . . . . . . . S-1


     SCHEDULE 2

          Properties Owned by the Company. . . . . . . . . . . . . . . . . S-2


                                       (i)

                                     INTRODUCTION

-------------------------------------------------------------------------------

                                 OFFER TO PURCHASE
                           ILM SENIOR LIVING, INC. SHARES
                                        FOR
                                $7.00 CASH PER SHARE

-------------------------------------------------------------------------------


                      REDWOOD IS NOT AN AFFILIATE OF THE COMPANY

REDWOOD'S OFFER
     Redwood is offering to purchase your Shares in the Company for $7.00 cash per share of common stock $.01 par value ("Shares") of the issued and outstanding Shares, which amount will be reduced by any cash dividends or other distributions declared or paid from any source, by the Company after May 1, 1998, without regard to the record date or whether such dividends or other distributions are classified as a return on, or a return of, capital. THE OFFER IS FOR 700,000 SHARES, REPRESENTING APPROXIMATELY 9.3 PERCENT OF THE SHARES OUTSTANDING AS OF THE DATE OF THE OFFER. THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF SHARES. IF MORE THAN 700,000 SHARES ARE VALIDLY TENDERED TO REDWOOD, WE WILL ACCEPT UP TO 700,000 SHARES, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS IN THE OFFER.

SPECIAL FACTORS

     Before selling your Shares to Redwood, please consider the following:

     - The Company's Annual Report on Form 10-K filed on April 7, 1998 with the Securities and Exchange Commission ("SEC") for the fiscal year ended August 31, 1997, stated:

                     "The Company and ILM I Lease Corporation are continuing to review various restructuring alternatives that could further increase shareholder value and liquidity. The Company and ILM I Lease Corporation are considering a merger of the Company with ILM II Senior Living, a merger of ILM I Lease Corporation with ILM II Lease Corporation and other business combinations. The Company has not fully evaluated any of these alternatives and is not in a position at this time to recommend any actions to the shareholders. There can be no assurance that the Company will recommend taking any of the actions identified above or any others which may be recommended by its investment bankers."


     - No independent person has been retained to evaluate or render any opinion with respect to the fairness of Redwood's offer, and no representation is made as to such fairness or other measures of value that may be relevant to the Shareholders. We urge you to consult your own financial advisor in connection with Redwood's offer.

     - Although Redwood cannot predict the future value of the Company's assets on a per Share basis, the purchase price could differ significantly from the net proceeds that would be realized from a current sale of the Properties owned by the Company or that may be realized upon future liquidation of the Company

     - Redwood is making the offer with a view to making a profit. Accordingly, there is a conflict between the desire of Redwood to acquire your Shares at a low price and your desire to sell your Shares at a high price. Redwood's intention is to acquire the Shares at a Purchase Price which will allow Redwood to make a profit from its ownership of the Shares.

     - The tax consequences of the Offer to a particular Shareholder may be different from those of other Shareholders, and we urge you to consult your own tax advisor in connection with the Offer.

     - Shareholders who sell their Shares to Redwood will be giving up the opportunity to participate in any future potential benefits of ownership of the Shares such as future dividends or other distributions, proceeds from the sale or refinancing of the Company's Properties, or liquidation of the Company.

     - Partnership Spectrum, a national reporting service covering limited partnerships and non-trading REIT's reported the following activity for the Company's shares between March 1 and April 31, 1998: High $8.82; Low $7.00; Weighted Average $8.70, with 7 trades reported and a total shares of 6,570 traded.


     The purpose of the Offer is to allow the Purchaser to benefit from any one or a combination of the following: (i) any cash dividends or other distributions, whether such dividends or other distributions are classified as a return on, or a return of, capital, from the operations in the ordinary course of the Company; (ii) any distributions of net proceeds from the sale of assets by the Company; (iii) any distributions of net proceeds from the liquidation of the Company; (iv) any cash from any redemption of the Shares by the Company, (v) any stock or interest in an entity into which the Company may be merged. The Purchaser is acquiring the Shares as an investment and does not have any present plans or intentions to effect a change in management or any plans with respect to a liquidation, sale of assets or refinancing of the Company's properties.

     The Offer is not conditioned upon the valid tender of any minimum number of the Shares. If more than 700,000 Shares are tendered and not withdrawn, the Purchaser will accept up to 700,000 of the tendered Shares on a pro rata basis, subject to the terms and conditions herein. See "Tender Offer--Section 13. Certain Conditions of the Offer." The Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to do so.

     The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("SEC") relating to its business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the SEC located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates or from the SEC's Website at http://www.sec.gov.

     The Purchaser has filed with the SEC a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. Such Statements and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the SEC in the manner specified above.

     According to publicly available information, there were 7,520,100 Shares issued and outstanding on August 31, 1997, and 4,975 record holders of the Company's shares as of August 31, 1997. Redwood owns less than 1 percent of the outstanding Shares.

     Information contained in this Offer to Purchase which relates to, or represents statements made by, the Company, has been derived from information provided in reports and other information filed with the SEC by the Company.

     Shareholders are urged to read this Offer to Purchase and the accompanying Agreement of Sale carefully before deciding whether to tender
(sell) their Shares.

SECTION 1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 700,000 Shares that are validly tendered on or prior to the Expiration Date. The term "Expiration Date" shall mean 12:00 midnight, Pacific Time, on July 15, 1998 unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned on satisfaction of certain conditions. See "Tender Offer--Section 13. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. Purchaser in its sole discretion, for any reason, may terminate the offer on or before the Expiration Date, by providing notice of termination as set forth in Section 5. The Purchaser will not be required to accept for payment or to pay for any Shares tendered, and may amend or terminate the Offer if the following conditions are not satisfied or waived by Purchaser on or before the Expiration Date:

     (i) Purchaser shall have received from the Seller, a properly completed and duly executed Agreement of Sale; and

     (ii) Purchaser shall have received from the Company, confirmation, to the reasonable satisfaction of Purchaser, that upon purchase of the Shares: (a) the Purchaser will be entitled to receive all dividends or other distributions, from any source, made by the Company after May 1, 1998; and
               (b) the Company will admit Purchaser as a Shareholder of record.

SECTION 2.  PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     If not more than 700,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such Shares so tendered.

     If more than 700,000 Shares are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 700,000 Shares so tendered, on a pro rata basis.

     In the event that proration is required, the Purchaser will determine the precise number of Shares to be accepted and will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

     If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

     Purchaser will pay for the Shares within 5 business days after Purchaser has received written confirmation from the Company that the Company has admitted Redwood as a Shareholder of record.

SECTION 3.  PROCEDURES FOR TENDERING SHARES.

     VALID TENDER. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Sale and all share certificates, if any, must be received by Redwood at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and not withdrawn by the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder.

     The delivery of the Agreement of Sale will be deemed made only when actually received by Redwood. Sufficient time should be allowed by Seller to ensure timely delivery.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. A tendering Shareholder must verify such Shareholder's correct taxpayer identification number or social security number, as applicable, and make certain warranties and representations that it is not subject to backup federal income tax withholding as set forth in the Agreement of Sale.

     TENDERS BY BENEFICIAL HOLDERS. A tender of Shares can only be made by the Registered Owner of such Shares, and the party whose name appears as Registered Owner must tender such Shares on behalf of any beneficial holder, as set forth in the "Instructions" to the Agreement of Sale.

     SIGNATURE GUARANTEES. The signature(s) on the Agreement of Sale must be guaranteed by a commercial bank, savings bank, credit union, savings and loan association, or trust company having an office, branch, or agency in the United States, or a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of

Securities Dealers, Inc., as set forth in the Agreement of Sale.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and validity, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties.

     OTHER REQUIREMENTS. By executing and delivering the Agreement of Sale, a tendering Shareholder irrevocably appoints the Purchaser as such Shareholder's proxy, with full power of substitution. All such proxies are irrevocable and coupled with an interest in the tendered Shares and empower the Purchaser to exercise all voting and other rights of such Shareholder as they in their sole discretion may deem proper at any meeting of Shareholders. The complete terms and conditions of the proxy are set forth in the Agreement of Sale.

     By executing and delivering the Agreement of Sale, a tendering Shareholder also irrevocably constitutes and appoints the Purchaser and its designees as the Shareholder's attorneys-in-fact. Such appointment will be effective upon Purchaser's payment for the Shares. The complete terms and conditions of the Power of Attorney are set forth in the Agreement of Sale.

     By executing and delivering the Agreement of Sale, a tendering Shareholder will irrevocably assign to the Purchaser and its assignees all right, title, and interest that such Shareholder has to the Shares, including, without limitation, any and all dividends or other distributions made by the Company after May 1, 1998, regardless of the fact that the record date for any such dividends or other distributions may be a date prior to the Expiration Date and whether such dividends or other distributions are classified as a return on, or a return of, capital. The complete terms and conditions of the assignment of the Shareholder's Shares are set forth in the Agreement of Sale.

     By executing the Agreement of Sale, a tendering Shareholder represents that either (I) the tendering Shareholder is not a plan subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R
Section 2510-3-101 of any such plan; or (ii) the tender and acceptance of Shares pursuant to the applicable Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     By executing the Agreement of Sale, a tendering Shareholder also agrees that regardless of any provision in the Company's Articles of Incorporation and Bylaws which provides that a transfer is not effective until a date subsequent to the date of any transfer of Shares under the Offer, the Purchase Price shall be reduced by any dividends or other distributions with respect to the Shares after May 1, 1998, whether such dividends or other distributions are classified as a return on, or a return of, capital.

     Shareholders will not have any appraisal or dissenter's rights with respect to or in connection with the Offer.

SECTION 4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In the event the Offer is extended beyond the Expiration Date and beyond August 3, 1998, the Shares tendered may be withdrawn at any time.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal, with signature(s) guaranteed in the same manner as in Section 3 above, must be timely received by the Purchaser at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, and the number of Shares to be withdrawn. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

SECTION 5.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     The Purchaser expressly reserves the right, in its sole discretion, at any time (i) to extend the period of time during which the Offer is open; (ii) to terminate the Offer; (iii) upon the failure of the Seller to satisfy any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Shares; and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered). Any extension, termination, or amendment will be followed as promptly as practicable by public announcement; the announcement in the case of an extension to be issued no later than 9:00 a.m., Pacific Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or of information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought, however, a minimum ten-business-day period is generally required by Redwood to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

SECTION 6.  CERTAIN TAX CONSEQUENCES.

     SHAREHOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH SHAREHOLDER OF SELLING SHARES PURSUANT TO THE OFFER.

SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

     PURPOSE OF THE OFFER. The Purchaser is making the Offer for investment purposes with a view towards making a profit, and does not have any present plans or intentions to effect a change in management or any plans with respect to a liquidation, sale of assets or refinancing of the Company's properties. Redwood's intention is to acquire the Shares at a Purchase Price which will allow Redwood to make a profit from its ownership of the Shares.

     No independent person has been retained by Redwood to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made as to such fairness. The Purchaser established the Purchase Price based on its own independent analysis of the Company, which included a valuation of the properties owned by the Company, Purchaser's or Purchaser's agent's inspection of each property, and by a subjective determination of the financial condition of the Company. The Purchaser made its subjective determination of the Purchase Price per Share from its analysis of financial information which was available from information in the Form Annual Report on Form 10-K filed with the SEC ("10-K") and the Form Quarterly Report on Form 10-Q ("10-Q").

     CERTAIN RESTRICTIONS ON TRANSFER OF SHARES. The Articles of Incorporation and Bylaws of the Company restrict any single Shareholder from holding more than
9.8 percent of the Company's total outstanding Shares, without the approval of the Company's Board of Directors.

     EFFECT OF SALES THROUGH "MATCHING SERVICE" AND PRICE RANGE OF THE SHARES. If a substantial number of Shares are purchased pursuant to the Offer, the result will be a reduction in the number of Shareholders. In the case of certain kinds of equity securities, a reduction in the number of security holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no active trading market for the Shares, but only several services that "match" buyers and sellers of Shares, typically by means of an auction, and the Purchaser believes a reduction in the number of Shareholders will not materially further restrict the Shareholders' ability to find purchasers for their Shares. The Company disclosed in its Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 1997, "There is no current market for these Shares."

SECTION 8.  FUTURE PLANS.

     The Purchaser is acquiring the Shares pursuant to the Offer for investment purposes, and does not have any present plans or intentions to effect a change in management or any plans with respect to a liquidation, sale of assets or refinancing of the Company's properties.. However, the Purchaser and its affiliates may acquire additional Shares through private purchases, one or more future tender offers, or by any other means deemed advisable. Such future purchases may be at prices higher or lower than the Purchase Price. The Purchaser is acquiring the Shares as an investment and presently intends to
support the Company's existing management.     At any time after the Expiration
Date, Purchaser may commence one or more limited tender offers, or tender offers filed with the SEC pursuant to Schedule 14D-1, at the same or a higher price ("Subsequent Offers"). If the price offered to a seller in a Subsequent Offer is higher, then any Seller who tenders Shares pursuant to this Offer would NOT be entitled to the higher price.

SECTION 9.  PAST CONTACTS AND NEGOTIATIONS WITH THE COMPANY.

     Since January 1998, and through May 1998, the Manager of the Purchaser has contacted by telephone Lawrence A. Cohen, the President and Chief Executive Officer and a Director of the Company, with regard to obtaining the list of Shareholders for the Company and for ILM Lease Corporation and to make arrangements for Purchaser to inspect the property owned by the Company in Santa Barbara. On March 25, 1998, Purchaser sent a letter requesting the list of Shareholders, and on April 7, 1998, Purchaser received a response which indicated that the Company's position was that any shareholder would have to have been a

Shareholder for six months before such Shareholder would be entitled to request a copy of the list of Shareholders. In April 1998, Purchaser's attorney spoke with the Company's attorney with regard to obtaining the
shareholder list.   Mr. Cohen has indicated that the Purchaser would only be
able to receive the list of Shareholders after Purchaser had been a Shareholder for six months. Mr. Cohen did arrange for Purchaser to inspect the Santa Barbara property. On May 13, 1998, the Manager of the Purchaser contacted Mr. Cohen to request a clarification of certain information filed in the Company's 10-K for fiscal year ended August 31, 1997. Mr. Cohen has been very responsive to Purchaser and has promptly returned all telephone calls, but as of this date, Mr. Cohen and Purchaser have not had discussions with regard to clarification of certain matters in the Company's 10-K for fiscal year ended August 31, 1997.

SECTION 10. CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE COMPANY AND RELATED MATTERS.

     The Company was organized on March 6, 1989 in the Commonwealth of Virginia for the purpose of making construction and participating mortgage loans secured by rental housing complexes for independent living senior citizens. The Company's principal executive office is located at 28 State Street, Suite 1100, Boston, Massachusetts 02109.

     The Company elected to qualify and be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended, for each taxable year of operations. The Company originally invested the net proceeds of the initial public offering in eight participating mortgage loans secured by Senior Housing Facilities located in seven different states. All of the loans made by the Company were originally with a borrower specializing in the development, acquisition and operation of Senior Housing Facilities. In February 1993, the borrower announced that it was experiencing liquidity problems that resulted in the inability to meet its obligations and defaulted on the regularly scheduled mortgage loan payments due to the Company. Litigation ensued between the Company and borrower and their affiliates and under the terms of a settlement agreement, each of the properties owned by borrower was transferred to newly-created special purpose corporations affiliated with the Company. In August 1995, each of the special purpose corporations was merged into ILM Holding, which holds title to the eight Senior Housing Facilities, and which is majority owned by the Company. The Company completed its restructuring plans by converting ILM Holding to a REIT for tax purposes.

     DIVIDENDS. The Company disclosed in its Annual Report on Form 10-K filed with the SEC for the fiscal year ended August 31, 1997, that it made dividends as follows:

          Fiscal Year Ending       Cash Dividends
              August 31              Per Share
              ---------              ---------
                1995                   $0.71
                1996                   $0.70
                1997                   $0.74



     The foregoing summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and related notes contained therein.

     Set forth below is a summary of certain financial information with respect to the Company, which has been excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997. More comprehensive financial and other information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC at the addresses set forth in the "Introduction." The Purchaser disclaims any responsibility for the information included in such reports and documents, and extracted in this Offer to Purchase.

                               ILM SENIOR LIVING, INC.
                               SELECTED FINANCIAL DATA


 Income Statement Data (in              Fiscal Year             Fiscal Year           Fiscal Year
 thousands):                          Ended 8/31/97 (a)        Ended 8/31/96         Ended 8/31/95
                                      ----------------         -------------         -------------

 Revenues                                   $6,805                  $ 129              $   174

 Operating Income (Loss)                    $3,834                  $(641)             $  (954)

 Equity in Income from
 Properties securing Mortgage Loans         -----                  $4,756               $5,053

 Net Income                                 $3,834                 $4,115               $4,099

 Earnings Per Share of Common Stock         $ 0.51                 $ 0.55               $ 0.54



 Balance Sheet Data (in thousands):         As of                  As of                 As of
                                           8/31/97                8/31/96               8/31/95
                                           -------                -------               -------

 Total Assets                              $40,033                $41,451              $43,489

                                         ---------              ---------            ---------
 Shares Outstanding                      7,520,100              7,520,100            7,520,100



(a) As a result of certain restructuring plans which the Company began to implement during fiscal year 1995, the financial position and results of operations of the combined operating investment properties in which the Company has invested have been presented on a consolidated basis in the Company's financial statements beginning in fiscal 1997. Prior to fiscal 1997, the Company had accounted for its interests in such properties under the equity method as a result of the Company's not holding majority voting control of ILM Holding.

     For information concerning the properties owned by the Company, please refer to Schedule 2 attached hereto, which is incorporated herein by reference.

     The Company disclosed in a Form 14A filed on May 22, 1998 with the Securities and Exchange Commission that "on May 8, 1998, Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. & Jeri Feldman Revocable Trust dated 9/18/90, commenced a purported class action lawsuit on behalf of that trust and all other shareholders of the Company and ILM II Senior Living, Inc. in the Supreme Court of the State of New York, County of New York against the Company, ILM II and the directors of both corporations. Andrew A. Feldman and Jeri Feldman, as Trustees for the Andrew A. & Jeri Feldman Revocable Trust dated 9/18/90, on behalf of themselves and others similarly situated, v. Lawrence A. Cohen, Jeffry R. Dwyer, J. William Sharman, Jr., Carl J. Schramm, Julien G. Redele, ILM Senior Living, Inc. and ILM II Senior Living, Inc. (N.Y. Sup. Ct. N.Y. County)."

SECTION 11.  CERTAIN INFORMATION CONCERNING THE PURCHASER.

     The Purchaser is a Delaware Limited Liability Company which was organized for the purpose of acquiring the Shares pursuant to the Offer. The Manager of the Purchaser is Arlen Capital, LLC, a California limited liability company ("AC"), which is controlled by its two members, Don Augustine and Lynn T. Wells. AC is engaged in financial and business consulting and making tender offers and opportunistic investments. The Purchaser's and AC's offices are located at 1650 Hotel Circle North, Suite 200, San Diego, California 92108. For certain information concerning the members of AC, see Schedule 1 to this Offer to Purchase.

     Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares; (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser or any member, director, executive officer, or subsidiary of any of the foregoing has effected any transaction in the Shares; (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings, or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Purchasers, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Company or affiliates, on the other hand; and (v) there have been no contracts, negotiations, or transactions between the

Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer (other than as described in Section 8 of this Offer) or other acquisition of securities, an election or removal of the officers or directors of the Company, or a sale or other transfer of a material amount of assets.

SECTION 12.  SOURCE AND AMOUNT OF FUNDS.

     The Purchaser expects that approximately $4,900,000 (exclusive of fees and expenses) will be required to purchase 700,000 Shares (approximately 9.3 percent of the outstanding Shares), if tendered. The Purchaser has a binding commitment from its members to provide those funds as capital contributions to Purchaser. Purchaser's members have an aggregate net worth substantially in excess of the amount required to purchase the 700,000 Shares.

SECTION 13.  CERTAIN CONDITIONS OF THE OFFER.

     Purchaser in its sole discretion, for any reason, may terminate the offer on or before the Expiration Date, by providing notice of termination as set forth in Section 5. The Purchaser will not be required to accept for payment or to pay for any Shares tendered, and may amend or terminate the Offer if the following conditions are not satisfied or waived by Purchaser on or before the Expiration Date:

     (i) Purchaser shall have received from the Seller, a properly completed and duly executed Agreement of Sale; and

     (ii) Purchaser shall have received from the Company, confirmation, to the reasonable satisfaction of Purchaser, that upon purchase of the Shares: (a) the Purchaser will be entitled to receive all dividends or other distributions, from any source, made by the Company after May 1, 1998; and
               (b) the Company will admit Purchaser as a Shareholder of record.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 13 will be final and binding upon all parties.

SECTION 14.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

     GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein, or any filings, approvals, or other actions by or with any domestic, foreign, or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions. See "Tender Offer-- Section 13. Certain Conditions of the Offer."


      ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe any filing is required under the HSR Act with respect to its acquisition of Shares contemplated by the Offer.

      Based upon an examination of publicly available information relating to the business in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

     STATE TAKEOVER LAWS. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the

Offer, and nothing in the Offer, nor any action taken in connection herewith, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered.


SECTION 15.  FEES AND EXPENSES.

     Arlen Capital has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services in connection with the Offer and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth in this Section 15, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees, if any, will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.


SECTION 16.   MISCELLANEOUS.

     THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OF THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

      In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will withdraw the Offer. The Purchaser has filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC as set forth above in "Introduction."

      No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Sale and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                REDWOOD INVESTORS, LLC
               1650 HOTEL CIRCLE NORTH, SUITE 200, SAN DIEGO, CA 92108
                                    (800) 891-4105

                                      SCHEDULE 1

                         INFORMATION REGARDING THE MANAGERS
                                OF ARLEN CAPITAL, LLC


     Set forth in the table below are the names of the members of Arlen Capital, LLC and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 1650 Hotel Circle North, Suite 200, San Diego, California 92108.

                    Present Principal Occupation or Employment
Name                and Five-Year Employment History

Don Augustine       Member and Manager of Arlen Capital LLC.  President of Arlen
                    Capital, Inc., a California corporation, its predecessor entity since 1989.

Lynn T. Wells       Member and Manager of Arlen Capital LLC.  Vice President of
                    Arlen Capital, Inc., a California corporation, its predecessor entity since 1989.


     Arlen Capital LLC and its predecessor entity, Arlen Capital, Inc. ("AC"), have been providing business and financial consulting services since 1989. AC principals offer an extensive background in the capital markets, real estate securities, and real estate markets. AC, has developed relationships with capital sources who furnish equity and debt for both public and private transactions. In previous transactions, AC has provided, for its clients, consulting services for the following types of transactions:
 debt and equity placements for leveraged buy-outs; the making of tender offers; debt and equity capital for real estate development projects; structuring of companies to become REITs; and creation of joint venture partnerships between real estate developers and investors. In addition, AC provides financial structuring advice and analyses for refinancing and financing alternatives for the design and structuring of joint ventures, limited partnerships (both public and private), and for Real Estate Investment Trusts.

                                      SCHEDULE 2

                           PROPERTIES OWNED BY THE COMPANY

The following Schedule of Properties owned by the Company was extracted from the Company's Annual Report Form 10-K for the fiscal year ending August 31, 1997, as filed with the SEC.


Property Name                                                                            Date of
and Location (1)                             Type of Property                            Investment           Size
---------------                              ----------------                            ----------           ----

Independence  Village of Winston-Salem       Senior Housing Facility                      6/29/89             156 Units
Winston-Salem, NC

Independence Village of East Lansing         Senior Housing Facility                      6/29/89             159 Units
East Lansing, MI

Independence Village of Raleigh              Senior Housing Facility                      12/18/89            163 Units
Raleigh, NC

Independence Village of Peoria               Senior Housing Facility                      12/18/89            164 Units
Peoria, IL

Crown Pointe Apartments                      Senior Housing Facility                      2/14/89             133 Units
Omaha, NE

Sedgwick Plaza Apartments                    Senior Housing Facility                      2/14/89             150 Units
Wichita, KS

West Shores                                  Senior Housing Facility                      12/14/90            134 Units
Hot Springs, AR

Villa Santa Barbara (2)                      Senior Housing Facility                      7/13/92             123 Units
Santa Barbara, CA




(1) See Notes to the Financial Statements filed with 10-K for fiscal year end 8/31/97 for a description of the agreements through which the Company has acquired these real estate investments.

(2) The acquisition and improvement of the Santa Barbara facility was jointly financed by the Company and an affiliated company, ILM II Senior Living, Inc. Any amounts generated by the operations of the Santa Barbara property are equitably apportioned between the Company, together with its consolidated affiliate, and ILM II Senior Living, Inc., together with its consolidated affiliate (generally 25% and 75%, respectively).

     More comprehensive financial and other information is included in such report and other documents filed by the Company with the SEC, and the following is qualified by reference to such report and other documents. Such report and other documents may be examined and copies may be obtained from the offices of the SEC at the addresses set forth in the "Introduction" section of the Offer to Purchase. The Purchaser disclaims any responsibility for the information included in such report and documents, and extracted in this Schedule 2, as well as any changes which may have taken place in the information in the report since the date it was issued.